Exhibit 23.3

Top Ships Inc.

1 Vas. Sofias and Meg. Alexandrou Str,

15124 Maroussi, Greece

14 July, 2014

Dear Sir/Madam:

Reference is made to the Form F-1 registration statement (the “Registration Statement”), relating to the public registration of common shares of Top Ships Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement, including the use of the information supplied by us set forth in the section entitled “Prospectus Summary—Industry Overview,” “Risk Factors,” and “The International Refined Petroleum Products Shipping Industry.” We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have accurately described the international refined petroleum product shipping industries; and

•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the refined petroleum product shipping industries.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Yours sincerely

Nigel Gardiner

Managing Director

Drewry Shipping Consultants Ltd

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk